Exhibit 99.1

Calgon Carbon Announces First Quarter 2016 Results

  Board Declares Dividend of $0.05 per share
  Q1 2016 Results:
    Net sales totaled $120.2 million
    Gross margin (before depreciation and amortization) was 34.7%
    Selling, general and administrative expenses include $1.6 million of transaction-related costs attributable to the Company’s planned acquisition of CECA’s Activated Carbon and Filter Aid Business
    Fully diluted EPS was $0.11

PITTSBURGH--(BUSINESS WIRE)--May 5, 2016--Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2016.

Income from operations for the first quarter of 2016 was $8.5 million versus $17.3 million for the first quarter of 2015. Net income was $5.5 million for the first quarter of 2016 versus $11.1 million for the comparable period in 2015. On a fully diluted share basis, net income per common share for the first quarter of 2016 was $0.11 compared to $0.21 reported for the first quarter of 2015.

Current year first quarter income from operations includes $1.6 million of expenses attributable to the Company’s planned acquisition of the European Activated Carbon and Filter Aid Business of CECA (a subsidiary of the Arkema Group), which was announced by the Company on April 14, 2016.

Net sales for the first quarter of 2016 were $120.2 million, as compared to $135.7 million for the comparable period in 2015. Currency translation had a $1.1 million negative impact on first quarter 2016 sales due primarily to the weaker euro and British pound sterling.

For the first quarter of 2016, sales for the Activated Carbon and Service segment were $106.2 million, a decline of $16.5 million from the same period a year ago. Excluding a $1.0 million negative impact from currency translation, sales declined $15.5 million. As expected, the decline in sales was primarily due to lower potable water market sales in all geographic regions as significant initial granular activated carbon fills that occurred in the 2015 first quarter did not repeat in the current year first quarter. Environmental air market sales were also lower as a decline in powdered activated carbon sales in North America for treating mercury emissions were partially offset by higher activated carbon pellet sales in Asia for treating sulfur and nitrogen oxide emissions.

Equipment segment sales in the first quarter of 2016 were $11.5 million compared to $10.7 million for the same period a year ago. Higher sales in the Americas of carbon adsorption equipment and ion exchange equipment more than offset lower ballast water treatment system sales.

Sales in the Consumer segment increased to $2.5 million in the first quarter of 2016 compared to $2.2 million in the last year’s first quarter primarily due to higher sales of carbon cloth for defense applications.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2016 was 34.7%, compared to 35.7% reported for the first quarter of 2015. The lower margin was due to the combination of a less favorable sales mix and higher pensions costs that were partially offset by proceeds from a business interruption insurance settlement.

Selling, administrative and research expense for the first quarter of 2016 was $24.5 million versus $22.5 million in last year’s first quarter. The increase is primarily due to the $1.6 million of expenses related to the previously mentioned planned business acquisition.

Other income (expense) – net for the first quarter of 2016 was income of $0.2 million which represents an improvement of $0.7 million from last year’s first quarter primarily as a result of favorable foreign exchange gains.

The effective income tax rate for the first quarter of 2016 was 34.7% compared to 33.5% in last year’s first quarter.

Under its open market stock repurchase program, the Company repurchased 519 thousand shares of Calgon Carbon common stock for $8.2 million during the first quarter of 2016. In conjunction with the planned acquisition of the Activated Carbon and Filter Aid Business, the Company previously announced that it has suspended its open market stock repurchase program activities.

On May 3, 2016, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on June 15, 2016, to shareholders of record on June 6, 2016.

Commenting on the quarter and the Company’s future outlook, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, said, “While we projected a slow start to the year, our first quarter results were below our expectations. The negative impact of low natural gas prices coupled with unseasonably warm winter weather conditions on our FLUEPAC® mercury removal volumes was more significant than expected, and revenues related to several municipal water carbon exchange projects shifted from the first quarter to later in the year.”

“On a positive note, we were pleased that the performance of our industrial and food businesses was in line with our expectations, and our business activities in Asia showed modest growth – when excluding last year’s revenues from a significant initial carbon fill in South Korea.”

Commenting on the Company’s outlook, Mr. Death continued, “Although we anticipate challenging global market conditions to continue, we are confident that our second quarter revenue will improve sequentially.”

“Looking beyond 2016, we’re working diligently toward the fourth quarter closing of our planned acquisition of CECA’s wood-based activated carbon and filter aid business, which we announced last month. As part of the execution of our global growth and diversification strategy, we look forward to the incremental revenue and earnings this business is expected to bring to us in 2017 and beyond, as well as the positive affect it will have on the balance of our exposure across traditional and regulatory-driven end markets,” concluded Dearth.

Conference Call and Webcast Details

The Company will be hosting a live conference call and webcast later this morning at 9:00 a.m. Eastern Time to discuss its first quarter 2016 financial results.

To listen to, or participate on the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 97957986.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through May 19, 2016, at midnight Eastern Time. To listen to the re-broadcast, please phone +1 404-537-3406 or 800-585-8367. The ID for the replay is also 97957986.

The webcast is being hosted by NASDAQ OMX and can be accessed on Calgon Carbon’s website at www.calgoncarbon.com on the investor home page.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs more than 1,100 people at 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding the acquisition of the Activated Carbon and Filter Aid Business, future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included herein pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein, including, without limitation, the Company’s ability to successfully complete the acquisition of the Activated Carbon and Filter Aid Business, including the ability to successfully integrate the Activated Carbon and Filter Aid Business and achieve the expected results of the acquisition, including any expected synergies. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, unfavorable weather conditions, changes in market prices of natural gas relative to prices of coal, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2016	2015

Net Sales	$120,199	$135,703

Cost of Products Sold (Excluding Depreciation and Amortization)	78,459	87,218

Depreciation and Amortization	8,775	8,701

Selling, Administrative & Research	24,502	22,494

	111,736	118,413

Income from Operations	8,463	17,290

Interest Expense - Net	(327)	(120)

Other Income (Expense) - Net	223	(548)

Income Before Income Tax Provision	8,359	16,622

Income Tax Provision	2,901	5,561

Net Income	5,458	11,061

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	3,097	(10,296)
Defined Benefit Pension Plans	524	810
Derivatives	(790)	244

Comprehensive Income	$8,289	$1,819

Net Income per Common Share
Basic	$.11	$.21
Diluted	$.11	$.21

Dividends per Common Share	$.05	$.05

Weighted Average Shares Outstanding (Thousands)
Basic	50,308	52,451

Diluted	51,041	53,330

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)	Quarter Ended
	March 31,
	2016	2015
Segment Sales

Activated Carbon and Service	$106,236	$122,747
Equipment	11,478	10,708
Consumer	2,485	2,248

Net Sales	$120,199	$135,703

	Quarter Ended
	March 31,
	2016	2015
Segment Operating Income (loss)*

Activated Carbon and Service	$16,793	$25,890
Equipment	(122)	(447)
Consumer	567	548

Income from Operations *	$17,238	$25,991

*Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015

Assets

Current assets:

Cash and cash equivalents	$50,906	$53,629

Receivables	91,929	96,674

Inventories	119,471	110,364

Other current assets	44,049	47,058

Total current assets	306,355	307,725

Property, plant and equipment, net	310,275	311,019

Other assets	37,718	37,774

Total assets	$654,348	$656,518

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$7,500	$7,500

Other current liabilities	71,717	73,141

Total current liabilities	79,217	80,641

Long-term debt	105,246	103,941

Other liabilities	77,341	77,945

Total liabilities	261,804	262,527

Total stockholders' equity	392,544	393,991

Total liabilities and stockholders' equity	$654,348	$656,518

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com